CUSIP NO. 14141R101

                                                        JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to 594,798 shares of Common Stock of PlanetOut Inc. and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

         The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

         IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on February 13, 2007.


Allen & Company Incorporated

/s/  Kim M. Wieland
Name: Kim M. Wieland
Title:  Chief Financial Officer

Keough Partners, L.P.

/s/ Michael Keough
Name: Michael Keough
Title: Managing Member of GP

HAGC Partners L.P.

/s/ Herbert A. Allen III
Name: Herbert A. Allen III
Title:  President of GP

/s/ Herbert A. Allen
Name:  Herbert A. Allen

/s/ Bruce Allen
Name:  Bruce Allen

/s/ Susan K. Allen
Name:  Susan K. Allen

/s/ John Simon
Name: John Simon